Exhibit 10.3(B)

YAHOO! INC.

1996 EMPLOYEE STOCK PURCHASE PLAN

ENROLLMENT AGREEMENT

1.      I hereby elect to participate in the Yahoo! Inc. 1996 Employee Stock Purchase Plan, as amended from time to time (the “Plan”), and subscribe to purchase Shares of the Company’s Common Stock, subject to the terms of this Enrollment Agreement and the Plan. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan and the ESPP Administrative Rules adopted pursuant to the Plan (the “ESPP Rules”). I understand that my participation in the Plan will commence with the first Offering Period that begins after the date I enroll in the Plan.

2.      By enrolling in the Plan and making my online enrollment elections, I agree to have Contributions in the amount of the elected percentage of my Compensation applied to this purchase. I understand that this amount must not be less than 1% and not more than 15% of my Compensation during an Offering Period. (Please note that no fractional percentages are permitted).

3.      By enrolling in the Plan and making my online enrollment elections, I authorize payroll deductions from each paycheck during the Offering Periods in the amount of the elected percentage of my Compensation. I understand that all payroll deductions authorized by me shall be credited to my account under the Plan and that I may not make any additional payments into such account. I understand that all payments made by me shall be accumulated for the purchase of Shares at the applicable Purchase Price determined in accordance with the Plan. I further understand that, except as otherwise set forth in the Plan, Shares will be purchased for me automatically on each applicable Purchase Date unless I otherwise withdraw from the Plan in accordance with the withdrawal procedures in effect at the time of my withdrawal.

4.      I understand that I may discontinue participation in the Plan during a Offering Period only as provided in Section 10 of the Plan and the ESPP Rules. I also understand that I can decrease the rate of my Contributions on one occasion only during any Offering Period, or increase the rate of my Contributions for any subsequent Offering Period during its Open Enrollment Period, by making a new online election in my account at the ESPP Broker’s internet site. Any such change will be effective as provided in the Plan and the ESPP Rules. In addition, I acknowledge that, unless I discontinue my participation in the Plan in accordance with the withdrawal procedures in effect at such time, change my election as described above, or cease to be eligible (as provided in the Plan and the ESPP Rules), my election will continue to be effective for each successive Offering Period.

5.      In addition to this Enrollment Agreement and the Plan and ESPP Rules (both of which are hereby incorporated by reference in this Enrollment Agreement), I acknowledge that I have reviewed and understand the Company’s most recent prospectus. The Plan, the ESPP Rules and such prospectus are available free of charge on the Yahoo! Inc. corporate intranet site (“Backyard”) at http://backyard.yahoo.com/resources/forms/stock/ESPP/ESPP_PlanDocuments.html. I understand that my participation in the Plan is in all respects subject to the terms of the Plan, the ESPP Rules and this Enrollment Agreement.

6.      Shares purchased for me under the Plan should be deposited into my account at the brokerage firm designated by the Company from time to time as the broker to receive Shares under the Plan.

7.      I understand that if I dispose of any Shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such Shares) or within one (1) year after the Purchase Date, and at a price in excess of the discounted purchase price I paid for the shares, I will be treated for United States federal income tax purposes as having received ordinary compensation income at the time of such disposition in an amount equal to the excess of the Fair Market Value of the Shares on the Purchase Date over the price which I paid for the Shares, regardless of whether I disposed of the Shares at a price less than their Fair Market Value at the Purchase Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

By enrolling in the Plan and making my online enrollment elections, I agree to notify the Company in writing within thirty (30) days after the date of any such disposition, and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon such disposition of the Shares. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Shares by me.

I understand that the Prospectus for the Plan includes a more general discussion of the United States tax consequences of the Plan and that, in any event, I should consult my own tax advisor for specific advice concerning the tax implications of participation in the Plan and the sale of stock acquired under the Plan.

8.     The Company may, in its sole discretion, decide to deliver any documents related to the purchase rights and participation in the Plan or future purchase rights that may be granted under the Plan by electronic means or to request my consent to participate in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

9.     If I relocate to another country while I am participating in the Plan or holding Shares acquired under the Plan, the Company reserves the right to impose other requirements on my participation in the Plan and/or on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

10.   The provisions of this Enrollment Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

11.   By making my online enrollment elections, I hereby enroll in the Plan and agree to be bound by the terms of the Plan, the ESPP Rules and this Enrollment Agreement. I understand and acknowledge that the effectiveness of this Enrollment Agreement and my participation in the Plan are dependent upon my eligibility to participate in the Plan.

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